EXHIBIT 3
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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           NATIONAL DATACOMPUTER, INC.


           It is hereby certified that:

FIRST:     The name of the corporation is National Datacomputer, Inc.
------     (the "Corporation").

SECOND:    The Certificate of Incorporation of the Corporation filed on
------ December 17, 1986, as amended from time to time thereafter, is hereby amended by striking out the first paragraph of Article Fourth in its entirety and by substituting in lieu of the following:

           "FOURTH: The total number of shares of all class of stock which the Corporation shall have authority to issue is thirty million fifty thousand (30,050,000), of which thirty million (30,000,000) shares are to be Common Stock, of the par value of eight cents ($.08) each, and fifty thousand (50,000) shares are to be Preferred Stock, of the par value of one-tenth of one cent ($.001) each, of which four thousand two hundred (4,200) shares have been designated as Series B Convertible Preferred Stock, of the par value of one-tenth of one cent ($.001) each, and of which nine hundred (900) shares have been designated as Series C Convertible Preferred Stock, of the par value of one-tenth of one cent ($.001) each, and of which three hundred fifty (350) shares have been designated as Series D Convertible Preferred Stock, of the par value of one-tenth of one cent ($.001) each, and of which five hundred (500) shares have been designated as Series E Convertible Preferred Stock, of the par value of one-tenth of one cent ($.001), and of which one hundred seventy five (175) shares have been designated as Series F Convertible Preferred Stock, of the par value of one-tenth of one cent ($.001), amounting in the aggregate to Two Million Four Hundred Thousand Fifty and 00/100 Dollars ($2,400,050.00)."

THIRD:     In lieu of a meeting and vote of the stockholders, stockholders
------ representing a majority of the shares of stock entitled to vote have consented to said amendments in accordance with the provisions of
           Section 228(a) and 242 of the General Corporation Law of the State of Delaware, and written notice of the





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           adoption of the amendments has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice, or notice thereof has been waived pursuant to Section 229 of the General Corporation Law of the State of Delaware.


FOURTH:    The aforesaid amendment of the Certificate of Incorporation, as
------- amended, has been duly adopted in accordance with the applicable provisions of Section 242, 141(f) and 228 of the General Corporation Law of the State of Delaware.


EXECUTED, effective as of this 22nd day of May, 2000.



                                             NATIONAL DATACOMPUTER, INC.


                                             By: /s/ Malcolm M. Bibby
                                                 -------------------------------
                                             Malcolm M. Bibby
                                             President and Chairman of the Board



















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